Contacts:

Jenny Bruso Director of Investor Relations Universal Technical Institute, Inc. (623) 445-9351	Tina Miller Director of External Communications Universal Technical Institute, Inc. (623) 445-0943

Universal Technical Institute, Inc. Begins Training at Dallas/Fort Worth Facility

PHOENIX—June 23, 2010—Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of technical training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians, today announced that the first class of 96 students began training on June 21, 2010 at the new Dallas/Fort Worth facility. The newest UTI campus has 95,000 square feet of administrative, classroom and lab space and is currently configured to accommodate approximately 1,000 students specializing in automotive and diesel technician training.

“We are proud to bring UTI training to the Dallas/ Fort Worth metropolitan area,” said Kimberly McWaters, president and chief executive officer of Universal Technical Institute, Inc. “The opening of our eleventh campus coincides with the introduction of our new blended learning curriculum which offers more convenience and training flexibility for our students and increases operating efficiencies at the campus. This campus design and curriculum delivery model support our ongoing commitment to providing high quality training while reinforcing our position as industry’s choice for sourcing professional technicians.”

About Universal Technical Institute, Inc.
Headquartered in Phoenix, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  With more than 130,000 graduates in its 45-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers.  Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

For more information about Universal Technical Institute, Inc. and its training programs, visit www.uti.edu.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the Company, increased investment in management and capital resources, the effectiveness of the Company’s recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the public filings of the Company. Further information on these and other potential factors that could affect the Company’s financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.